Exhibit 99.1
Cash Systems Shareholders Approve Acquisition by Global Cash Access
LAS VEGAS—August 7, 2008—Cash Systems, Inc. (Nasdaq: CKNN) (the “Company” or “Cash Systems”) announced today that at its Annual Meeting of Shareholders held today, a majority of its shareholders have approved the acquisition of the Company by Global Cash Access, Inc.
GCA is acquiring all of Cash Systems’ issued and outstanding shares of common stock which has been converted into the right to receive cash in the amount of $0.50 per share and all of Cash Systems’ outstanding convertible promissory notes and warrants will be redeemed for the sum of $21 million plus accrued but unpaid interest.
The Company expects the transaction will close on August 8, 2008 and that its common shares will be suspended from trading at the open of business on August 11, 2008.
Goldman, Sachs & Co. acted as financial advisor to GCA and Morrison & Foerster LLP acted as legal advisor to GCA. Deutsche Bank Securities Inc. and Alpine Advisors LLC acted as financial advisors to Cash Systems and Manatt, Phelps & Phillips, LLP acted as legal advisor to Cash Systems.
About Cash Systems
Cash Systems, Inc., located in Las Vegas, with an additional office in Minneapolis, is a provider of cash-access and related services to the retail and gaming industries. Cash Systems’ products include its proprietary cash advance systems, ATMs and check cashing solutions. Please visit www.cashsystemsinc.com for more information.
About Global Cash Access
Global Cash Access, Inc., a wholly owned subsidiary of Global Cash Access Holdings, Inc. (NYSE: GCA), is the leading provider of cash access and related services to the global gaming industry. Based in Las Vegas, GCA serves approximately 1,100 casinos and other clients in the U.S., Canada, Europe, the Caribbean and Asia. GCA provides proprietary technology that helps responsible patrons access cash via ATM, debit card, check cashing and credit card cash advance transactions for their casino entertainment. GCA also provides services that enhance casino marketing initiatives and credit decision-making through its wholly owned subsidiary Central Credit LLC, a credit decision-making tool that uses proprietary credit bureau databases. GCA is recognized with numerous gaming industry awards for developing technologies and services that enhance casino profitability and customer loyalty. For more information, please visit www.globalcashaccess.com.
CONTACT:
Integrated Corporate Relations
Don Duffy, 203-682-8215